EXHIBIT 21

NAME AND JURISDICTION OF SUBSIDIARIES

State or other Jurisdiction of Incorporation	Name of Subsidiary
Delaware	GXS Worldwide, Inc.
Delaware	GXS, Inc.
Delaware	GXS Investments, Inc.
Delaware	GXS International, Inc.
Delaware	HAHT Commerce, Inc.
Australia	GXS (ANZ) Pty Limited
Austria (in liquidation)	GXS Austria GmbH
Belgium	GXS S.A.
Brazil	GXS Tecnologia da Informaco (Brasil) Ltda
Canada	GXS Canada Inc.
Canada	Inovis Canada Corporation
China	GXS (Shanghai) Software Development Ltd.)
France	GXS SAS
Germany	GXS GmbH
India	GXS India Technology Centre Private Limited
Italy	GXS SpA
Hong Kong	GXS (HK) Limited
Hong Kong	Xin Shi Dian Mao Limited
Japan	GXS Co. Ltd.
Korea	GXS Inc.
Mexico	GXS Mexico S de R.L. de C.V.

State or other Jurisdiction of Incorporation	Name of Subsidiary
Mexico	Harbinger de Mexico, S. de C.V. de R.L.
Netherlands	GXS B.V.
Netherlands	HAHT, B.V. (in liquidation)
Philippines	InterCommerce Gateway, Inc. (in liquidation)
Philippines	GXS Philippines, Inc.
Singapore	EC1 Pte Ltd
Switzerland	GXS AG
Thailand	GXS Ltd.
United Kingdom	GXS UK Holding Limited
United Kingdom	Acquisition UK Limited
United Kingdom	GXS Limited
United Kingdom	International Network Services Limited
United Kingdom	UDEX Holdings Limited
United Kingdom	GXS Product Data Quality Limited
United Kingdom	Inovis UK Limited
United Kingdom	Freeway Commerce Limited